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                                                                     Exhibit 7.2

          COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES (US GAAP)

                       KOWLOON-CANTON RAILWAY CORPORATION
                       CONSOLIDATED FINANCIAL INFORMATION

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
                                                                                              Year Ended December 31,
                                                                          --------------------------------------------------------
                                                                             1997     1998      1999      2000      2001      2001
                                                                             ----     ----      ----      ----      ----      ----
                                                                              HK$      HK$       HK$       HK$       HK$       US$
                                                                                                 (in millions)
Net income in accordance with US GAAP                                       2,775    2,129     3,150     4,113     3,793       486
Add:       Taxation under HK GAAP                                             377       78       (59)        1         1         -
           Deferred taxation adjustment under US GAAP                         238      176       396       357       484        62
           Tax effect of US GAAP adjustments                                  (37)      (9)       38        84        77        10
           Amortisation of capitalized interest                                29       35        27        27        27         3
           Total fixed charges (B)                                             23       12       273     1,137     1,295       167
Less:      Interest capitalized                                                 -        -      (246)   (1,103)   (1,252)     (161)
                                                                          ---------------------------------------------------------
Earnings (A)                                                                3,405    2,421     3,579     4,616     4,425       567
                                                                          =========================================================

Fixed charges:
Interest expensed and capitalized                                               7        1       246     1,103     1,252       161
Representative portion of rental charges                                       16       11        27        10        13         2
Amortized discounts and capitalized expenses related to indebtedness            -        -         -        24        30         4

                                                                          ---------------------------------------------------------
Total fixed charges (B)                                                        23       12       273     1,137     1,295       167
                                                                          =========================================================

Ratio of earnings to fixed charges (A)/(B)                                    148      202        13         4         3         3
                                                                          =========================================================
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